Exhibit 99.1

FOR IMMEDIATE RELEASE

For: Authentidate Holding Corp.

Investor Contacts:

Robert Schatz

Wolfe Axelrod Weinberger Assoc. LLC

(212) 370-4500; (212) 370-4505 fax

Authentidate Holding Corp. Announces Reverse Stock Split in

Order to Maintain NASDAQ Listing

Common stock will begin trading on a split-adjusted basis on August 31, 2012

Berkeley Heights, N.J. – August 30, 2012 – Authentidate Holding Corp. (Nasdaq: ADAT), a provider of secure web-based software applications and telehealth products and services for healthcare organizations, today announced a 1-for-2 reverse split of its common stock. The reverse stock split became effective today at 5:01 p.m. Eastern Time and Authentidate’s common stock will begin trading on The NASDAQ Capital Market on a split-adjusted basis when the market opens on Friday, August 31, 2012.

The purpose of the reverse stock split is to raise the per share trading price of Authentidate’s common stock to regain compliance with the $1.00 per share minimum bid price requirement for continued listing on The NASDAQ Capital Market. As previously disclosed, in order to maintain its listing on The NASDAQ Capital Market, on or before September 17, 2012, the common stock must have a minimum closing bid price of $1.00 per share for a minimum of 10 prior consecutive trading days. There can be no assurance that the reverse stock split will have the desired effect of raising the closing bid price of Authentidate’s common stock prior to such date to meet this requirement. The common stock will continue to be reported on the NASDAQ Capital Market under the symbol “ADAT,” and the new CUSIP number for the company’s common stock following the reverse stock split is 052666203.

The reverse stock split was approved by Authentidate’s stockholders at the annual meeting held on June 21, 2012 and the Board of Directors was authorized to implement a reverse stock split and determine the ratio of the split within a range of not less than 1-for-2 or greater than 1-for-5. The Board of Directors has determined to fix the ratio for the reverse stock split at 1-for-2.

At the effective time of the reverse stock split, every two shares of Authentidate’s issued and outstanding common stock converted automatically into one issued and outstanding share of common stock, without any change in the par value per share. The reverse stock split reduced the number of shares of Authentidate’s common stock outstanding from approximately 54.0 million to approximately 27.0 million. In addition, the reverse stock split effected a proportionate adjustment to the per share exercise price and the number of shares issuable upon the exercise or settlement of all outstanding options and warrants to purchase or acquire shares of Authentidate’s common stock, and the number of shares reserved for issuance pursuant to Authentidate’s existing equity incentive compensation plans were reduced proportionately. The reverse split also effected a proportionate adjustment to the conversion price and number of shares of common stock issuable upon the conversion of all outstanding shares of convertible preferred stock. The number of authorized shares of the company’s common stock was not affected by the reverse stock split.

No fractional shares will be issued as a result of the reverse stock split, and stockholders who otherwise would be entitled to a fractional share will receive, in lieu thereof, a cash payment based on the closing sale price of the Authentidate’s common stock as reported today on the NASDAQ Capital Market. Authentidate’s transfer agent, Continental Stock Transfer & Trust Company, will provide instructions to stockholders of record regarding the process for exchanging shares.

Additional information regarding the reverse stock split can be found in Authentidate’s definitive proxy statement filed with the Securities and Exchange Commission on May 21, 2012, copies of which are available at www.sec.gov or at www.authentidate.com under the SEC filings tab located on the Investor Relations page.

About Authentidate Holding Corp.

Authentidate Holding Corp. is a provider of secure web-based software applications and telehealth products and services that enable healthcare organizations to coordinate care for patients and enhance related administrative and clinical workflows. Authentidate’s products and services enable healthcare organizations to increase revenues, reduce costs and enhance patient care by eliminating paper and manual work steps from clinical and administrative processes. Authentidate’s telehealth solutions combine Electronic House Call, an FDA 510(k) cleared in-home patient vital signs monitoring system, or the Interactive Voice Response system with a web application that streamlines patient monitoring. Delivered as Software as a Service (SaaS), customers only require an Internet connection and web browser to access our web-based applications thereby utilizing previous investments in systems and technology. The company’s healthcare customers and users include leading homecare companies, health systems, physician groups and governmental entities. These organizations utilize the company’s products and services to coordinate care for patients outside of acute-care.

For more information, visit the company’s website at www.authentidate.com

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved.

Authentidate and Inscrybe are registered trademarks of Authentidate Holding Corp. ExpressMD is a trademark of our subsidiary ExpressMD Solutions, LLC. All other trade names are the property of their respective owners.

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